SUB-ITEM 77M:  Mergers
Pursuant to the Securities Act of
1933, as amended, and the General
Rules and Regulations thereunder, a
Registration Statement on Form N-
14, SEC File No. 333-173524, was
filed on April 15, 2011.  This filing
relates to an Agreement and Plan of
Reorganization whereby Federated
Bond Fund (Surviving Fund), a
portfolio of Federated Investment
Series Funds, Inc., acquired all of the
assets of Strategic Yield Portfolio
(Acquired Fund), a portfolio of
EquiTrust Series Fund, Inc., in
exchange for shares of the Surviving
Fund. Shares of the Surviving Fund
were distributed on a pro rata basis
to the shareholders of the Acquired
Fund in complete liquidation and
termination of the Acquired Fund.  As
a result, effective July 15, 2011, each
shareholder of the Acquired Fund
became the owner of Surviving Fund
shares having a total net asset value
equal to the total net asset value of
his or her holdings in the Acquired
Fund.
The Agreement and Plan of
Reorganization providing for the
transfer of the assets of the Acquired
Fund to the Surviving Fund was
approved by the Board of Trustees
by an unanimous written consent
signed on April 14, 2011 and was
also approved by Acquired Fund
shareholders at a Special Meeting
held on July 14, 2011.
The Agreement and Plan of
Reorganization for this merger is
hereby incorporated by reference
from the definitive Prospectus/Proxy
Statement filed with the SEC on May
25, 2011.